Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Schedule 13D (including any and all amendments thereto) with respect to the Class A Common Stock, par value $0.0001 per share, of NuScale Power Corporation, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of May 12, 2022.

JAPAN NUSCALE INNOVATION, LLC	JAPAN BANK FOR INTERNATIONAL COOPERATION

/s/ Yasuharu Kimura	/s/ Kentaro Morita
Name: Yasuharu Kimura	Name: Kentaro Morita
Title: Chairperson of the Board	Title: Managing Executive Officer, Global Head of Equity Finance Group

IHI CORPORATION	IHI AMERICAS INC.

/s/ Hiroyuki Ogata	/s/ Toshimichi Anzai
Name: Hiroyuki Ogata	Name: Toshimichi Anzai
Title: General Manager of Nuclear Energy Business Unit	Title: President and Chief Executive Officer

JGC HOLDINGS CORPORATION	JGC AMERICA, INC.

/s/ Tadashi Ishizuka	/s/ Tsutomu Akabane
Name: Tadashi Ishizuka	Name: Tsutomu Akabane
Title: Representative Director, President and Chief Operating Officer	Title: Chairman of the Board, Director

Signature Page to Schedule 13D Joint Filing Agreement